Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 7, 2015 relating to the consolidated financial statements of Nexeo Solutions Holdings, LLC and its subsidiaries at September 30, 2015 and 2014 and for each of the three fiscal years ended September 30, 2015 which are incorporated by reference in Nexeo Solutions, Inc.’s Current Report on Form 8-K dated June 15, 2016.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 23, 2016